SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ARAMARK CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of Stockholders

To our stockholders:

ARAMARK Corporation will hold its annual stockholders meeting at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, Pennsylvania, on Tuesday, February 8, 2005, at 2:00 p.m. Philadelphia time, for the following purposes:

1.	To elect four Class I directors to serve until the 2008 annual meeting of stockholders;

2.	To ratify the appointment of KPMG LLP as independent public accountants for fiscal 2005; and

3.	To transact such other business as may properly come before the meeting.

The board of directors has fixed the close of business on December 13, 2004 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting.

You can vote your shares by proxy using a toll-free telephone number or the internet (or by fax from outside the United States). We have provided instructions for using these convenient services on the proxy card. Of course, you may also vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided.

Whether or not you expect to attend the meeting in person, please vote your shares in one of the ways described above.

Bart J. Colli

Executive Vice President, General Counsel

and Secretary

December 30, 2004

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Solicitation by Board of Directors

We are furnishing this proxy statement in connection with the solicitation by the board of directors of ARAMARK Corporation (“we,” “our,” “us,” “ARAMARK” or the “Company”) of proxies for use at our annual stockholders meeting to be held on February 8, 2005, and at any adjournment or postponement of the meeting. Stockholders may submit proxies by mail or phone, or electronically via the internet, by following the instructions on the proxy card (for 401(k) Plan participants, the proxy/voting instruction card) included with this proxy statement. Stockholders who submit proxies may revoke them at any time before they are voted by submitting a later-dated proxy, delivering written notice of revocation to the Secretary of ARAMARK or voting by ballot at the meeting.

Our executive offices are located at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107 (telephone: 215-238-3000). This proxy statement and proxy card are being mailed to our stockholders on or about December 30, 2004.

Proxy Solicitation

We have hired Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $8,500 plus reasonable expenses.

Proxies will be solicited by mail. Proxies may also be solicited by Georgeson and by directors, officers and a small number of regular employees of ARAMARK personally or by mail, e-mail or telephone, but such persons (other than Georgeson) will not be specially compensated for such services. The entire cost of solicitation will be borne by ARAMARK.

Shares Outstanding and Voting Rights

We have two classes of common stock outstanding: class A common stock and class B common stock. Each holder of record of shares of class A common stock entitled to vote will have the right to ten votes for each such share of class A common stock held and each holder of record of shares of class B common stock entitled to vote will have the right to one vote for each such share of class B common stock held.

Only holders of shares of class A common stock and class B common stock of record at the close of business on December 13, 2004, are entitled to notice of and to vote at the meeting. On that date, 69,847,180 shares of class A common stock (representing a total of 698,471,800 votes) and 112,215,517 shares of class B common stock (together, the “common stock”) were outstanding.

Our amended and restated certificate of incorporation provides for a conversion of class A common stock into class B common stock if an employee that is the holder thereof leaves the

Company. In addition, our amended and restated certificate of incorporation permits holders of our class A common stock to convert such shares into class B common stock at any time.

Quorum and Vote Required

The presence in person or by proxy of the holders of record of shares of our common stock entitling the holders to cast a majority of the votes entitled to be cast by the holders of common stock entitled to vote will constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Abstentions and broker non-votes will have no effect on the voting for the election of directors. Any other matters that may be acted upon at the meeting, including the ratification of accountants, will be determined by the affirmative vote of the holders of a majority of the votes of the shares having voting power represented in person or by proxy at the meeting and entitled to vote. An abstention is counted in the same manner as a vote against and a broker “non-vote” generally has no effect on the voting on these matters.

The board of directors is not aware of any matters that will be brought before the meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

PROPOSAL No. 1—ELECTION OF DIRECTORS

At the meeting, four directors will be elected to hold office until the annual meeting of stockholders to be held in 2008 or until their successors have been elected and qualified. The persons listed below have been nominated by the board of directors to be elected as Class I directors:

Leonard S. Coleman, Jr.	James E. Ksansnak
Thomas H. Kean	James E. Preston

Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted for the nominees listed above. All of the nominees are currently members of our board of directors. If, at the time of the meeting, one or more of the nominees has become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the board of directors, unless the size of the board is reduced. The board of directors knows of no reason why any of the nominees will be unavailable or unable to serve.

The board of directors recommends that you vote “FOR” the election of these four persons.

Directors

Our amended and restated certificate of incorporation provides for a board of directors that is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of office expiring after three years. Class I directors have terms expiring at the annual meeting of stockholders to be held in 2005, Class II directors have terms expiring at the annual meeting of stockholders to be held in 2006 and Class III directors have terms expiring at the 2007 annual meeting of stockholders. Messrs. Coleman, Kean, Ksansnak and Preston are members of Class I; Ms. Barron and Messrs. Callander, Davenport and Sargent are members of Class II; and Messrs. Neubauer, Babbio and von der Heyden are members of Class III. Each director serves until the expiration of his or her term and thereafter until his or her successor is duly elected and qualified.

The following table presents the names and positions of our directors, their ages as of December 13, 2004, and the length of time they have been directors:

Name	Age	Position	Director Since
Joseph Neubauer	63	Chairman and CEO and Director(2)+	1979
Lawrence T. Babbio, Jr.	60	Director(2) (3)	1999
Patricia C. Barron	61	Director(1)	1997
Robert J. Callander	73	Director(1) (4)	1986
Leonard S. Coleman, Jr.	55	Director(1)	2000
Ronald R. Davenport	68	Director(1) (4) (5)	1980
Thomas H. Kean	69	Director(3)	1994
James E. Ksansnak	64	Director(3)	1997
James E. Preston	71	Director(2) (3) (4) (5)	1993
Ronald L. Sargent	49	Director(1) (4)	2002
Karl M. von der Heyden	68	Director(1) (2) (3)	2001

(1)	Member of Audit and Corporate Practices Committee
(2)	Member of Executive Committee
(3)	Member of Finance Committee
(4)	Member of Corporate Governance and Human Resources Committee
(5)	Member of Stock Committee
+	Mr. Neubauer is an ex-officio member of the Finance Committee with full voting rights.

Joseph Neubauer has been our chairman and chief executive officer since September 2004. From January 2004 to September 2004, he served as our executive chairman. Mr. Neubauer also served as our chief executive officer from February 1983 to December 2003 and as our chairman from April 1984 to December 2003. He was our president from February 1983 to May 1997. He is a director of Verizon Communications Inc., CIGNA Corporation, Federated Department Stores, Inc. and Wachovia Corporation.

Lawrence T. Babbio, Jr. has been vice-chairman and president of Verizon Communications Inc. since July 2000. He was president and chief operating officer of Verizon from December 1998 until July 2000. He was president and chief executive officer of Verizon’s Network Group and chairman of Verizon’s Global Wireless Group from August 1997 until December 1998. From January 1995 to August 1997 he was vice chairman of Verizon Communications and prior to that was executive vice president and chief operating officer of Verizon. He is a director of Hewlett-Packard Company.

Patricia C. Barron, who currently is retired, was a clinical associate professor at the Leonard N. Stern School of Business of New York University from September 1999 to September 2002 and prior to that was an executive-in-residence and senior fellow. She was vice president of Business Operations Support of Xerox Corporation from April 1997 to July 1998. From 1995 to 1997, she was president of Engineering Systems of Xerox Corporation and from 1992 to 1994, was president of Office Document Products of Xerox Corporation. She is a director of Quaker Chemical Corporation, Teleflex Corporation, Ultralife Batteries, Inc. and United States Services Automobile Association.

Robert J. Callander, who currently is retired, was executive-in-residence at the Business School of Columbia University from 1992 to June 2000. He was vice chairman of Chemical Banking Corporation from January 1992 until June 1992 and president of Chemical Bank and Chemical Banking Corporation from August 1990 to June 1992. He is a director of Scudder Global Commodities Stock Fund, Inc., Scudder Global High Income Fund Inc., Scudder New Asia Fund Inc., The Korea Fund Inc. and The Brazil Fund Inc.

Leonard S. Coleman, Jr. has been senior advisor, Major League Baseball, since November 1999. From September 2001 to October 2002, he was the chairman of Arena Co. He was president, The National League of Professional Baseball Clubs, from 1994 to 1999. He is a director of Cendant Corporation, Churchill Downs Incorporated, H.J. Heinz Company, Omnicom Group, Inc. and Electronic Arts, Inc.

Ronald R. Davenport has been the chairman of Sheridan Broadcasting Corporation since 1972. He is a director of Mellon Private Asset Management.

Governor Thomas H. Kean was the Governor of the State of New Jersey from 1982 until 1990. He has been the president of Drew University since 1990. He is a director of Amerada Hess Corporation, CIT Group Inc., Franklin Resources, Inc., The Pepsi Bottling Group, Inc. and UnitedHealth Group Incorporated.

James E. Ksansnak has been chairman of Tasty Baking Company since April 2003. From March 2001 until April 2003, Mr. Ksansnak was retired. He was our vice chairman from May 1997 until February 2001. From February 1991 to May 1997, he was our executive vice president; from May 1986 to February 1991, he was our senior vice president; and from May 1986 to May 1997, he was our chief financial officer. He is a director of CSS Industries, Inc. and Tasty Baking Company.

James E. Preston, who currently is retired, was the chairman of Avon Products, Inc. from January 1989 to May 1999 and its president and chief executive officer from September 1988 until June 1998. He is a director of Reader’s Digest Association and Foot Locker, Inc.

Ronald L. Sargent has been the President and Chief Executive Officer of Staples, Inc. since February 2002. From November 1998 to February 2002, he served as President and Chief Operating Officer of Staples, Inc. and from October 1997 to November 1998 he served as President—North American Operations of Staples, Inc. Mr. Sargent is a director of Staples, Inc., Mattel, Inc. and The Yankee Candle Company.

Karl M. von der Heyden, who currently is retired, was the vice chairman of PepsiCo, Inc. from September 1996 until February 2001 and its vice chairman and chief financial officer from September 1996 to February 1998. Between December 1993 and August 1994 he was president and chief executive officer of Metallgesellschaft Corp. In May 1993, he retired as co-chairman and chief executive officer of RJR Nabisco Inc. He is a director of Federated Department Stores, Inc.

Directors’ Meetings and Committees

ARAMARK’s board of directors held nine meetings during fiscal 2004. The board has five standing committees, including the Audit and Corporate Practices Committee, the Finance Committee, the Corporate Governance and Human Resources Committee, the Executive Committee and the Stock Committee, each of which is described below. The Corporate Governance and Human Resources Committee performs the functions of a compensation committee and a nominating committee.

During fiscal 2004, each director attended at least 75% of the aggregate of all board meetings and all meetings of committees on which he or she served. ARAMARK directors are expected to attend the Annual Meeting of Stockholders. Eleven of our twelve directors attended the 2004 Annual Meeting of Stockholders.

The Audit and Corporate Practices Committee (the “Audit Committee”) consists entirely of directors whom the board has determined in its business judgment are independent as defined in the New York Stock Exchange (the “NYSE”) listing standards and the rules under Securities Exchange Act of 1934 as in effect on the date this proxy statement is first being mailed to stockholders. In addition, the board has determined that at least one member of the Audit Committee has accounting or related financial management expertise as defined in the same NYSE listing standards and that that each of

Robert J. Callander and Karl M. von der Heyden is an audit committee financial expert as defined by the rules under the Securities Exchange Act of 1934. Members of the Audit Committee receive compensation from us only in the form of directors’ fees, as described below. The Audit Committee, which operates under a written charter adopted by our board of directors, reviews periodic financial reports with our management prior to filing with the Securities and Exchange Commission (the “SEC”). The Audit Committee also reviews the adequacy of our system of internal accounting controls with our financial and audit personnel and our outside auditor. In addition, the Audit Committee reviews with our independent public accountant the scope of its audits, its audit reports, any internal control recommendations and management’s responses to those recommendations and the matters required to be discussed by the auditor with the Audit Committee pursuant to the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee has the authority to select, retain, compensate and terminate our independent public accountant, which reports directly to it. The Audit Committee also has sole responsibility for approving all audit and permitted non-audit services by our independent public accountant. The Audit Committee has established policies and procedures for the engagement of the independent public accountant to provide audit and permitted non-audit services. Finally, the Audit Committee also monitors compliance with our business conduct policy. The Audit Committee evaluates itself on an annual basis. The Audit Committee held nine meetings during fiscal 2004.

The Finance Committee reviews our long-term business direction and goals and the strategy for maintaining that direction and achieving those goals. In connection with this responsibility, the Finance Committee reviews with management and recommends to the board of directors our overall financial plans, including capital expenditures, our dividend policy, acquisitions and divestitures, securities issuances and incurrences of debt, and the performance of our retirement benefit plans. It also recommends to the board specific transactions involving these matters, and it has been empowered by the board to approve certain financial commitments and acquisitions and divestitures by us up to specified levels. The Finance Committee evaluates itself on an annual basis. The Finance Committee held four meetings during fiscal 2004.

The Corporate Governance and Human Resources Committee (the “Corporate Governance Committee”), which is composed entirely of directors whom the board has determined in its business judgment are independent under the NYSE listing standards, reviews and approves corporate goals and objectives relevant to the compensation of our chairman and chief executive officer (the “CEO”), the executive officers of the Company and such other officers as the Corporate Governance Committee may deem necessary, and evaluates such individuals’ performance in light of those goals and objectives. The Corporate Governance Committee determines and approves the CEO’s compensation level based on this evaluation. In addition to its determination of such compensation, the Corporate Governance Committee makes recommendations to the board with respect to other executive compensation, incentive-compensation plans and equity-based plans for other employees. In addition, the Corporate Governance Committee reviews and recommends the compensation of non-employee directors and reviews our contribution policy and practices for our retirement benefit plans. The Corporate Governance Committee has developed Corporate Governance Guidelines, which the board adopted. The Corporate Governance Committee evaluates itself on an annual basis. The Corporate Governance Committee also is responsible for overseeing the evaluation of the board and management on an annual basis. In its role as the nominating committee, the Corporate Governance Committee recommends to the board nominations for membership to the board of directors. During fiscal 2004, the Corporate Governance Committee held six meetings.

The Executive Committee has the full power of the board of directors when the board is not in session, except where committee action is prohibited by Delaware law, the Securities Exchange Act of 1934 or NYSE listing standards. The Executive Committee held no meetings in fiscal 2004.

The Stock Committee has authority to approve specific transactions involving ARAMARK stock between our officers and directors and us. It did not hold any meetings during fiscal 2004.

From time to time, the board meets in executive session without members of management present. During these meetings, the chair of the board committee regarding a particular subject leads the discussions concerning such subject, rather than having any one presiding director for the executive sessions. Interested parties who would like to communicate with our non-employee directors, should send a letter to the following address: ARAMARK Corporation, Attention: Non-Management Directors, 1101 Market Street, Philadelphia, PA 19107. Stockholders who would like to communicate with our Board of Directors as a whole should send a letter to the following address: ARAMARK Corporation, Attention: Board of Directors, 1101 Market Street, Philadelphia, PA 19107.

Independence

The board has adopted Corporate Governance Guidelines that contain categorical standards of director independence. No director will be considered “independent” unless the board of directors affirmatively determines that the director has no material relationship with ARAMARK (either directly, or as a partner, stockholder or officer of an organization that has a relationship with ARAMARK). When making “independence” determinations, the board broadly considers all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to ARAMARK. Notwithstanding the foregoing, none of the following relationships shall disqualify any director or nominee from being considered “independent” and such relationships shall be deemed to be an immaterial relationship with ARAMARK:

•	A director’s or a director’s immediate family member’s ownership of five percent or less of the equity of an organization that has a relationship with ARAMARK;

•	A director’s service as an executive officer of or employment by, or a director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from ARAMARK for property or services in an amount which, in any fiscal year, is less than the greater of $1 million or two percent of such other company’s consolidated gross revenues; or

•	A director’s service as an executive officer of a charitable organization that received annual contributions from ARAMARK and its Foundation that have not exceeded the greater of $1,000,000 or two percent of the charitable organization’s annual gross revenues (ARAMARK’s automatic matching of employee contributions will not be included in the amount of ARAMARK’s contributions for this purpose).

ARAMARK engages in business with companies for which certain of our directors serve as directors. The Board considered these relationships and determined that, based on the information available to the Company, none of those relationships were material.

The board has made the determination that eight of our non-employee directors are independent under NYSE rules. Each of these directors also satisfies the categorical standards set forth above. The following directors were determined to be independent: Patricia C. Barron, Robert J. Callander, Leonard S. Coleman, Jr., Ronald R. Davenport, James E. Ksansnak, James E. Preston, Ronald L. Sargent and Karl M. von der Heyden.

Retained third-party director search firm

SpencerStuart, a search firm, has been retained by the Corporate Governance Committee to assist the committee in identifying and evaluating candidates for board membership who best satisfy ARAMARK’s criteria for directors.

Stockholder suggestions for board nominees

The Corporate Governance Committee is responsible for reviewing, advising, and reporting to the board regarding the board’s membership, structure, organization and performance as well as director selection and compensation. In that capacity, the committee considers candidates for directors proposed by members of the committee, other directors, management and ARAMARK stockholders. ARAMARK stockholders who wish to propose a candidate for nomination as a director must submit evidence of the proposing party’s share ownership, the name of the proposed candidate, a statement as to whether the candidate qualifies as “independent” under the NYSE standards of independence, all information relating to the proposed candidate as would be required to be disclosed in solicitations of proxies for the election of such candidate as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the candidate’s written consent to serve as a director, if elected. For a candidate to be considered for a particular annual meeting, the information must be received by the Secretary of the Company at the Company’s principal executive offices not less than 120 calendar days before the anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The Corporate Governance Committee may, in its discretion, request additional information. The Board as a whole should possess all of the following core competencies: accounting and finance, management, crisis response, industry knowledge, leadership and strategy/vision, among others. All candidates will be evaluated in the same manner regardless of who recommended the candidate.

Nominations of directors also may be made by stockholders. Any stockholder who wishes to nominate a candidate for the board of directors may do so in accordance with requirements set forth in our by-laws, including mailing a notice in accordance with our by-laws to the following address: ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, PA 19107, Attn: Secretary.

Corporate Governance

We have a business conduct policy that applies to all employees, which includes the code of ethics for our principal executive officer, our principal financial officer and our principal accounting officer or controller within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. Our business conduct policy is posted under the Investor Relations section of our website at www.aramark.com. In addition, the charters of our Corporate Governance Committee and our Audit Committee and our Corporate Governance Guidelines are available under the Investor Relations section of our website at www.aramark.com. References to our website in this Proxy Statement are intended to be inactive textual references only.

Copies of our business conduct policy, the charters of our Corporate Governance Committee and our Audit Committee and our Corporate Governance Guidelines also are available at no cost to any stockholder who requests them by writing or telephoning us at the following address or telephone number:

ARAMARK Corporation

1101 Market Street

Philadelphia, PA 19107

Attention: Investor Relations

Telephone: (215) 238-3726

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such stock with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, other than as discussed below, our directors and executive officers complied during fiscal year 2004 with all currently applicable Section 16(a) filing requirements. Mr. Neubauer filed, after the applicable due date, one change in ownership report relating to two grantor retained annuity trusts that matured and became simple trusts in fiscal 2003 that technically should have been treated as gifts.

Executive Compensation

Summary of Cash and Certain Other Compensation

The following table sets forth certain information concerning the compensation we paid to our chief executive officer and the four other most highly paid executive officers during fiscal 2004. We refer to these persons in this proxy statement as the “named executive officers.” Each of Messrs. Neubauer and Leonard served as our chief executive officer for a portion of fiscal 2004. Mr. Neubauer served as our chief executive officer until December 31, 2003 and then again from September 22, 2004 to present. Mr. Leonard served as our chief executive officer from January 1, 2004 until September 21, 2004. Accordingly, both Messrs. Neubauer and Leonard are included in the Summary Compensation Table.

Summary Compensation Table

		Annual Compensation			Long-term Compensation Awards		All Other Compensation(4)
Name and Current Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Award ($)(3)	Securities Underlying Options
Joseph Neubauer Chairman and Chief Executive Officer	2004 2003 2002	$1,000,000 1,038,500 1,000,000	$800,000 1,500,000 1,350,000	$168,243 158,453 132,822	$200,000 — —	— — —	$7,800 7,500 53,955

William Leonard(5) Former Chief Executive Officer	2004 2003 2002	926,000 739,500 665,500	1,000,000 750,000 600,000	132,976 — 72,453	— — —	370,000 — —	4,029,722 7,500 6,875

L. Frederick Sutherland Executive Vice President and Chief Financial Officer	2004 2003 2002	545,500 512,500 468,000	350,000 325,000 300,000	— — —	373,877 — —	45,000 — —	7,800 7,500 6,875

Bart J. Colli Executive Vice President, General Counsel and Secretary	2004 2003 2002	474,500 442,500 402,500	325,000 300,000 300,000	— — —	361,377 — —	45,000 — 80,000	10,200 7,500 6,875

Timothy P. Cost(6) Executive Vice President, Corporate Affairs	2004 2003	449,000 127,500	325,000 215,000	— —	361,377 —	45,000 150,000	4,360 —

Lynn B. McKee(7) Executive Vice President, Human Resources	2004 2003 2002	362,000 240,000 215,000	300,000 115,000 100,000	— — —	451,279 — —	63,000 18,750 12,500	7,800 7,500 6,875

(1)	The amounts in this column for 2004 include amounts of bonus deferred under the Management Stock Purchase Program (“MSPP”) for which the named executive officers received restricted stock units—for Mr. Neubauer, $200,000 (7,476 restricted stock units), for Mr. Sutherland, $175,000 (6,542 restricted stock units), for Messrs. Colli and Cost, $162,500 (6,074 restricted stock units), and for Ms. McKee, $150,000 (5,607 restricted stock units). Restricted stock units received in lieu of bonus under the MSPP are immediately vested.
(2)	The amounts disclosed in this column for 2004 include, with respect to Mr. Neubauer, $85,761 representing the Company’s payment of premiums for survivor insurance and $48,526 for Mr. Neubauer’s personal use of the Company’s airplane, and with respect to Mr. Leonard, $91,491 for Mr. Leonard’s personal use of the Company’s airplane. The amounts disclosed in this column for 2003 include, with respect to Mr. Neubauer, $74,609 for Company payments of premiums for survivor insurance. The amounts disclosed in this column for 2002 include, with respect to Mr. Neubauer, $67,105 for Company payments of premiums for survivor insurance and $23,934 for above-market interest on deferred compensation, and with respect to Mr. Leonard, $34,349 for personal use of the Company’s airplane. In accordance with SEC rules, no disclosure is made with regard to officers whose perquisites are the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.
(3)	The amounts in this column for 2004 include:
(a)	The value of restricted stock units granted to each of the named executive officers as of the date of grant —for Messrs. Sutherland, Colli and Cost, $197,775 (7,500 restricted stock units), and for Ms. McKee, $299,976 (10,800 restricted stock units). These restricted stock unit grants vest in equal annual installments on each of the first four anniversaries of the date of grant.
(b)	Matching amounts contributed by the Company under the MSPP for each of the named executive officers —for Mr. Neubauer, $200,000 (7,476 restricted stock units), for Mr. Sutherland, $175,000, (6,542 restricted stock units), for Messrs. Colli and Cost, $162,500 (6,074 restricted stock units) and for Ms. McKee, $150,000 (5,607 restricted stock units). These matching restricted stock units vest in equal annual installments on each of the first four anniversaries of the date of grant.
(c)	Dividend equivalents credited to each of the named executive officers in respect of their restricted stock units—for Messrs. Sutherland, Colli and Cost, $1,102, and for Ms. McKee, $1,303. Dividends are credited in respect of all restricted stock units.

Each of the grants of restricted stock units listed in this column vests in equal annual installments on the first four anniversaries of the date of grant except for dividend equivalent restricted stock units which vest at the same time as the restricted stock units to which they are attributable. The number and aggregate value of restricted stock units held by each of the executive officers on October 1, 2004 is as follows: for each of Messrs. Sutherland, Colli and Cost, 7,541 restricted stock units with a value of $183,623 and for Ms. McKee, 10,850 restricted stock units with a value of $264,198.

(4)	The amounts in this column include:
(a)	Company contributions to the 2001 Stock Unit Retirement Plan: with respect to each of the named executive officers except Mr. Cost—$7,800 for 2004, $7,500 for 2003 and $6,875 for 2002; for Mr. Cost—$4,360 for 2004.
(b)	In 2004, with respect to Mr. Leonard, $4,029,722 paid in connection with his resignation. Of that amount, $29,722 was a monthly retirement payment for September. See, “Employment Agreements and Change of Control Arrangements.”
(c)	In 2004, with respect to Mr. Colli, the payment of the $2,400 annual premium for his term life insurance.
(d)	In 2002, the value of the benefit to Mr. Neubauer of our payment on his behalf of the non-term portion of the premium for split-dollar life insurance (net of an amount equal to Mr. Neubauer’s interest on deferred compensation, receipt of which was waived by him and was offset against the non-term portion of the premium) calculated based on our understanding of SEC staff interpretations was $47,080 for fiscal 2002.
(5)	Mr. Leonard resigned from the Company on September 21, 2004.
(6)	Mr. Cost joined us in June 2003. Mr. Cost’s bonus amount for 2003 includes $65,000 paid to him as a signing bonus.
(7)	Ms. McKee became our Executive Vice President, Human Resources in May 2004.

Stock Options

Option Grants

The following table sets forth information with respect to the named executive officers concerning individual grants of stock options made in fiscal 2004.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Exercise Price(1)	Expiration Date
Name						5%		10%
Joseph Neubauer	—	—	—	—		—		—
William Leonard	370,000	12.8%	$27.42	12/20/2004	(3)	$6,380,388	(4)	$16,169,155
L. Frederick Sutherland	45,000	1.6%	$26.37	2/2/2014		746,278		1,891,214
Bart J. Colli	45,000	1.6%	$26.37	2/2/2014		746,278		1,891,214
Timothy P. Cost	45,000	1.6%	$26.37	2/2/2014		746,278		1,891,214
Lynn B. McKee	28,000	1.0%	$26.37	2/2/2014		464,351		1,176,756
	35,000	1.2%	$28.90	5/3/2014		636,127		1,612,071

(1)	The exercise price of all option grants reflected in the table are equal to the closing price of our class B common stock on the New York Stock Exchange on the date of grant. Option grants listed in the table vest in equal annual installments on the first four anniversaries of the date of grant.
(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercises of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the common stock, the optionholder’s continued employment through the option period, and the date on which the options are exercised.
(3)	Mr. Leonard resigned from the Company on September 21, 2004. In accordance with the terms of his option grant, his grant expired 90 days after his resignation date.
(4)	Although, as a result of his resignation, Mr. Leonard’s options expired 90 days after his resignation, the potential realizable value was calculated based on the stated option term on the date of grant.

Options Exercised and Unexercised

The following table sets forth information with respect to the named executive officers concerning the exercise of options in fiscal 2004 and unexercised options held as of October 1, 2004, the last day of fiscal 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options(2)			Value of Unexercised In-the-Money Options at Fiscal Year End(2)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Joseph Neubauer	120,000	$2,246,000	400,000		320,000	$6,900,000	$5,520,000
William Leonard	40,000	766,000	543,332	(3)	—	2,989,977	—
L. Frederick Sutherland	53,332	1,021,308	—		98,332	—	919,977
Bart J. Colli	209,331	3,818,637	40,000		310,332	54,000	3,791,511
Timothy P. Cost	—	—	37,500		157,500	63,750	191,250
Lynn B. McKee	75,752	1,130,769	—		118,248	—	447,093

(1)	Value realized equals the closing price of our class B common stock on the New York Stock Exchange at the time the option was exercised minus the exercise price of the option, multiplied by the number of shares for which the option was exercised.

(2)	Options exercisable and values of options are determined as of October 1, 2004. Value of an in-the-money option equals the closing price of our class B common stock on October 1, 2004 minus the exercise price of the option, multiplied by the number of shares underlying the option.
(3)	Pursuant to the terms of Mr. Leonard’s employment agreement, upon Mr. Leonard’s resignation in September 2004, all of his options became vested and exercisable.

Employment Agreements and Change of Control Arrangements

General.    We have employment agreements or arrangements with all of our officers under which they are currently being paid annual salaries ranging up to $1,000,000. Generally, these contracts are for indeterminate periods terminable by either party, in most cases subject to advance notice and post-employment severance and benefit obligations.

Agreement with Mr. Neubauer.    Mr. Neubauer’s employment agreement was amended effective January 1, 2004 and was replaced with a new employment agreement on November 2, 2004. Mr. Neubauer’s current employment agreement is substantially similar to his previous employment agreement, except that his new agreement does not provide for a consulting period following termination of employment upon two years’ advance notice.

Under Mr. Neubauer’s current employment agreement, he is employed by us as our chairman and chief executive officer for a perpetual term, subject to two-year advance notice of termination by either party. The agreement provides for Mr. Neubauer to receive a base salary of $1,000,000, which will be reviewed periodically by the board in connection with its review of Mr. Neubauer’s performance. The board can increase, but not decrease, his salary in its discretion. Mr. Neubauer’s bonus is determined by the Corporate Governance Committee pursuant to the terms of the Company’s Senior Executive Annual Performance Bonus Arrangement and Mr. Neubauer is eligible to participate in the Company’s 2001 Equity Incentive Plan and all retirement and welfare programs applicable to senior executives of the Company at benefit levels applicable to the Company’s chief executive officer.

Mr. Neubauer’s employment agreement also provides that he will receive a supplemental retirement benefit for the duration of his life following his termination of employment, with a 50% survivor benefit for his surviving spouse for her lifetime. The annual supplemental retirement benefit will be equal to 50% of the sum of his base salary and his average bonus for the three years prior to his termination (or, if higher, his average annual bonus from 2001 to 2003), less any amounts payable under the survivor income protection plan in which Mr. Neubauer participates.

Mr. Neubauer’s new employment agreement also provides that, in general, after termination of Mr. Neubauer’s employment by us without cause or by Mr. Neubauer’s resignation with good reason (as each is defined in the agreement), including a resignation by Mr. Neubauer within 12 months following a change of control (as defined in the agreement), Mr. Neubauer will receive the following payments and benefits:

•	A pro rata bonus for the year of termination based on his average bonus over the three immediately preceding years (or, if higher, 2001-2003);

•	Lump sum payments of two times his base salary;

•	A lump sum payment of two times his average bonus for the three years prior to his termination (or, if higher, 2001-2003);

•	The supplemental retirement benefit mentioned above;

•	Participation in the Company’s survivor income protection plan, certain health and welfare plans and other perquisites for up to three years;

•	Full vesting of his stock options and purchase opportunities;

•	Participation in the Company’s executive health plan at his own expense for three years; and

•	Other accrued but unpaid salary and benefits.

During his employment term and for a period of two years thereafter, Mr. Neubauer is subject to a non-competition covenant.

We have agreed to use our best efforts to cause Mr. Neubauer to be a member of our board during the term of Mr. Neubauer’s employment agreement. In addition, if any payment or benefit payable to Mr. Neubauer after a change in ownership or control of the Company would be considered a parachute payment subject to a federal excise tax, then we will pay Mr. Neubauer an additional payment or benefit to gross-up the amount of the excise tax.

Agreements with Messrs. Sutherland, Colli, Cost and Ms. McKee.    In 2005, Messrs. Sutherland, Colli and Cost and Ms. McKee will receive annual base salaries of $575,000, $500,000, $475,000 and $475,000, respectively.

We have entered into substantially similar agreements with Messrs. Sutherland, Colli, Cost and Ms. McKee (each, an “Executive”) relating to employment and post employment competition. The agreements generally provide for severance payments and other payments to be made to the Executive in the event that the Executive’s employment is terminated for any reason other than for cause (as defined in the agreements). Those benefits include severance payments on the basis of continuous service, generally equal to between 6 and 18 months of pay, plus the continuation of certain other benefits, including basic group medical and life insurance coverage, during the period of such payment. The agreements contain non-competition provisions pursuant to which the Executive would be restricted from associating with or acquiring or maintaining an ownership interest in a competing business for a period of two years (or one year if employment is terminated by us other than for cause or is terminated by the employee for good reason after a change of control).

The agreements we have entered into with Messrs. Sutherland, Colli, Cost and Ms. McKee also provide for severance benefits if the Executive’s employment is terminated under certain circumstances in connection with a change in control of the Company. In general, if the Executive’s employment is terminated by us without cause or if the Executive resigns with good reason (as defined in the agreement) following a change in control, the Executive is entitled to cash severance benefits based on a multiple of two times the Executive’s base salary and target bonus (or the prior year’s actual bonus, if higher), a pro rata portion of the Executive’s target bonus for the fiscal year of termination based on the portion of the year during which he or she was employed, plus cash severance benefits of up to 18 months of pay based on the Executive’s length of service with the Company. The Executive is also entitled to continuation of certain welfare benefits for a period of 24 months and certain outplacement benefits. Under certain circumstances, the severance benefits payable under these agreements might constitute parachute payments subject to federal excise tax, in which case the Executive will receive a gross-up payment to compensate the Executive for the excise taxes.

Prior to January 1, 2004, Mr. Leonard was employed by us under an agreement that was substantially similar to the agreements described above for Messrs. Sutherland, Colli, Cost and Ms. McKee. On January 1, 2004, Mr. Leonard became our president and chief executive officer and was employed by us under a new employment agreement at an annual base salary of $1,000,000.

Mr. Leonard’s employment agreement had an initial term of three years, with automatic one-year extensions unless either party provided one-year advance notice that the term would not be extended. Under the agreement, the board could review Mr. Leonard’s performance periodically and increase, but not decrease, his base salary. Mr. Leonard was eligible for an annual bonus under the Senior Executive Annual Performance Bonus Arrangement, initially set at a target amount of $1 million, which the board or a committee of the board could increase. In addition, Mr. Leonard was eligible to participate in the 2001 Equity Incentive Plan, with an initial grant of an option to purchase 370,000 shares of class A common stock that became effective January 1, 2004 and all retirement and welfare programs applicable to senior officers at the same benefit levels applicable to senior executives of the Company.

Mr. Leonard’s employment agreement also provided that he would receive an annual supplemental retirement benefit for the duration of his life following his termination of employment, with a 50% survivor benefit for his surviving spouse. The annual supplemental retirement benefit would be equal to 20% of the sum of his base salary and his average bonus for the three years prior to his termination, less any amounts payable under any survivor income protection plan in which Mr. Leonard participates. In no event could the benefit be more than $500,000 per year. The benefit would be reduced if Mr. Leonard’s employment was terminated by us for cause or was terminated by him without good reason prior to December 31, 2006.

After termination of Mr. Leonard’s employment by us without cause or by Mr. Leonard’s resignation for good reason, pursuant to his agreement, Mr. Leonard would receive:

•	His pro rata bonus;

•	A lump sum payment of two times the sum of his base salary and target bonus;

•	The supplemental retirement benefit mentioned above;

•	Participation in certain health and welfare plans and other perquisites for up to three years;

•	Full vesting of his stock options and purchase opportunities; and

•	Other accrued but unpaid salary and benefits.

On September 21, 2004, Mr. Leonard resigned his position as president and chief executive officer of the Company. For purposes of his employment agreement, he received the benefits he would have received upon a termination without cause. Accordingly, in connection with his resignation, he received a lump sum payment of $4,000,000, which was equal to two times his base salary and target bonus and he received his full 2004 target bonus of $1,000,000. In addition, he has begun to receive monthly retirement payments of $29,722, which he will receive until his death. See “Summary Compensation Table.” After his death, his surviving spouse will receive 50% of his current monthly retirement payment until her death. Upon his resignation from the Company, all of Mr. Leonard’s stock purchase opportunities and stock options became vested and exercisable, and remained exercisable for 90 days following his resignation. Mr. Leonard also is entitled to participate in certain of the Company’s health and welfare plans, as well as to receive certain perquisites for up to three years. Those perquisites include continuation of his executive medical coverage at the Company’s expense and the Company’s payment of the premium for his survivor insurance. Pursuant to the terms of his employment agreement, Mr. Leonard will be subject to a non-competition covenant for a period of two years following his resignation from the Company.

We have a consulting agreement with Mr. Mulvaney, our former executive vice president, human resources, which provides for Mr. Mulvaney to advise and counsel certain members of management and the Board of Directors for a term of one year with respect to matters for which he was responsible when he served as an executive officer. In exchange for his service as a consultant to the Company, Mr. Mulvaney receives monthly payments of $41,250, which is equal to his monthly base salary while he served as our executive vice president, human resources. Pursuant to the terms of the consulting agreement, we also provide Mr. Mulvaney with office space for the term of the agreement.

Compensation of Directors

Each of our non-employee directors receives an annual cash retainer of $50,000, payable in quarterly installments of $12,500, plus non-qualified stock options to purchase shares of our class A common stock, awarded quarterly. The number of shares subject to the quarterly option awards are calculated based on $12,500 worth of options on the date of grant, using the Black Scholes valuation methodology. Options have a 10-year term, are immediately 100% vested on the date of grant and have an exercise price equal to the fair market value of the underlying common stock on the date of grant. After a director’s retirement, the director may exercise all or any part of his or her options for a period ending on the earlier of ten years following his or her retirement or the expiration date. Non-employee directors may elect to receive all or part of the annual cash retainer in the form of deferred shares and/or deferred cash. Under this deferral arrangement, the non-employee director is credited at the end of each quarter, under a notional deferral account, with the amount of cash deferred and/or with a number of shares of our class A common stock calculated by dividing the amount of cash deferred by the closing price of a share of our class B common stock on the computation date. Each non-employee director who elects to receive deferred shares has the right to receive credit for dividends in his or her deferred stock account equal to the amount of the dividend multiplied by the quotient of the number of units in his or her deferred stock account on the record date divided by the fair market value of Company common stock on the dividend payment date. Deferred shares and deferred cash are issued or paid to the director on the third anniversary of the last day of the year in which the fees would have otherwise been paid to the director, unless the director elects to defer issuance or payment to a later date. Deferred cash accrues interest at a rate determined annually by us based on the Moody’s Corporate Bond Rate as of October. The interest rate for 2004 was 6.32% and will be 5.87% for 2005. Directors also are entitled to participate in the Company’s health and welfare plans. In addition, directors who are not our employees and who serve as chairman of a board committee receive an additional $5,000 each year. In fiscal 2004, the Company made certain secretarial services available to Mr. Ksansnak at a cost of approximately $26,500.

Committee Report on Executive Compensation

The board has adopted a charter for the Corporate Governance Committee, which was last amended on September 21, 2004 and which is published under the Investor Relations section of our website at www.aramark.com. We discuss below our policies for compensating our executives and a number of other steps we took last year to strengthen the alignment of their interests with the long-term interests of our investors and other stakeholders. The Committee is composed of four directors all of whom have been determined by the Board to be “independent” directors within the meaning of the NYSE listing standards.

Compensation Philosophy.    ARAMARK’s compensation programs are designed to support ARAMARK’s overall commitment to continued growth and quality services to customers. The programs are intended, among other things, to enable ARAMARK to recruit and retain the best performers, to provide compensation levels consistent with the level of contribution and degree of accountability, to use performance measures consistent with ARAMARK’s goals, to provide compensation that is competitive with market rates and to include a significant portion of incentive compensation.

Salary.    Salary levels for executive officers are reviewed at least annually. The specific salary increase for each individual executive officer in fiscal 2004 was based upon a review of his or her individual performance and development with published market data relating to over 500 companies used as a reference point. During fiscal 2004, the Committee negotiated employment agreements with Mr. Leonard and Mr. Neubauer. In connection with such negotiations, the Committee retained an outside consultant to advise the Committee. In connection with the resignation of Mr. Leonard and Mr. Neubauer’s becoming Chairman and Chief Executive Officer, the Committee and the Board approved a new employment agreement with Mr. Neubauer in November 2004. The Committee also retained an outside consultant to advise it on Mr. Neubauer’s 2004 agreement. Mr. Neubauer’s employment agreement provides that his base salary will be $1,000,000 and that it may be increased at the discretion of the Board. The negotiations with respect to Mr. Neubauer’s contract including, the evaluation of his compensation, were conducted by the Corporate Governance Committee without any corporate officers present, subject to final review and approval by the full Board. Salaries for all other executive officers are reviewed by the CEO and in some cases, other executive officers, as appropriate, along with the Human Resources Services department. A thorough review of competitive standards is conducted and recommendations are made to the Corporate Governance Committee, for its review and approval.

Bonus.    In fiscal 2004, our executive officers, except for those executive officers who participated in the Senior Executive Annual Performance Bonus Arrangement, participated in ARAMARK’s management incentive bonus program. Bonuses were awarded based, in part, upon ARAMARK’s sales, return on gross investment, EBIT and/or net income and, in part, upon the attainment of individual objectives. Non-financial objectives represented 30% of the bonus potential and were established by the executive’s supervisor. Financial goals represented 70% of the executive’s bonus potential. The executive officer’s bonus potential generally varied as a percentage of base salary from 40% to 60%, depending on the level of the executive officer’s responsibility.

In the case of Messrs. Neubauer, Leonard, Sutherland, Cost and Colli, the Corporate Governance Committee awarded bonuses pursuant to the Senior Executive Annual Performance Bonus Arrangement (the “Bonus Arrangement”), rather than the management incentive bonus program. Pursuant to the Bonus Arrangement, the Corporate Governance Committee had selected the following financial performance measures in the indicated proportions for Messrs. Neubauer, Leonard, Sutherland, Colli and Cost: sales (40%), net income (40%) and return on gross investment (20%), and set goals for each measure. Mr. Neubauer was awarded 33% of his maximum bonus potential for fiscal 2004. Mr. Leonard was not with the Company at the end of fiscal 2004 but received certain payments in connection with his resignation. See “Employment Agreements and Change of Control Arrangements.” Mr. Leonard received 100% of his target bonus potential for fiscal 2004 under his employment agreement.

Long Term Incentives.    Stock options and grants of restricted stock units are granted in accordance with the ARAMARK 2001 Equity Incentive Plan. Individual grants are generally made by the Corporate Governance Committee in accordance with competitive grant practices reflected in a published survey covering over 500 companies. In situations involving hires and promotions, grants were made to induce persons to accept employment or to recognize increased responsibility. The individual’s supervisor and other senior executives, along with the Human Resources Services department, make recommendations to the Corporate Governance Committee.

In determining long term incentives for Mr. Neubauer, the Corporate Governance Committee considers the Company’s performance, the value of similar incentive awards to chief executive officers at comparable companies and the long term incentive awards that Mr. Neubauer has received in the past.

Each stock option granted under the 2001 Equity Incentive Plan permits the optionee, generally for a period of ten years unless employment is earlier terminated, to purchase shares of ARAMARK common stock at an exercise price equal to the market price on the date of grant. The options become exercisable in four equal annual installments.

Restricted stock units also are granted to officers and key employees of the Company under the 2001 Equity Incentive Plan. Those grants are evidenced by the execution and delivery of an RSU Agreement and vest in four equal annual installments.

Additional Restricted Stock Units are awarded through the Management Stock Purchase Program (MSPP). This plan provides officers and other key employees the opportunity to defer up to 50% of their annual bonus (25% in the case of Mr. Neubauer) and receive instead Restricted Stock Units (RSUs). The Company then awards additional RSUs with a face amount equal to the amount of bonus deferred. These matching RSUs vest in four equal annual installments.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation that is not considered performance-based. The ARAMARK 2001 Equity Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under the program is intended to qualify as performance-based compensation which will not be subject to the $1 million limitation. In implementing all compensation policies of the Company, the Committee strives to preserve the tax deductibility of compensation paid, to the extent that this objective does not impair the operation or effectiveness of the Company’s executive compensation plan. However, the Committee has maintained flexibility to enter into arrangements, which may result in non-deductible compensation to the senior executives of the Company. The Bonus Arrangement, including RSUs awarded under the MSPP, has been structured so that awards thereunder are intended to qualify as performance-based compensation not subject to the $1 million limitation. The Committee does not anticipate that other compensation will result in the loss of deductibility under Section 162(m).

James E. Preston, Chairman	Robert J. Callander
Ronald R. Davenport	Ronald L. Sargent

Equity Compensation Plan Information

The following table sets forth information about ARAMARK common stock that may be issued under all of ARAMARK’s existing equity compensation plans as of October 1, 2004, including the 2001 Equity Incentive Plan, the Combined Stock Ownership Plan, the 1996 Directors Stock Ownership Plan and the Stock Unit Retirement Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders:	19,071,923	(2)	$17.23	33,797,528	(3)
Equity compensation plans not approved by security holders:	52,000		$7.60	0

Total	19,123,923		$17.20	33,797,528

(1)	Under the 2001 Equity Incentive Plan, options, stock appreciation rights, shares, restricted shares and restricted stock units may be granted, but the Plan does not separately segregate the shares used for each type of award. As of October 1, 2004, 33,797,528 shares were available for issuance under the 2001 Equity Incentive Plan.
(2)	Includes 2,485,782 shares issuable upon the conversion of deferred stock units issuable under the ARAMARK Corporation Stock Unit Retirement Plan at a rate of one share for each deferred stock unit. The deferred stock units convert into class A common stock for no additional consideration. Therefore, these shares are not included in the calculation of weighted average exercise price in column b. In addition, includes 364,890 shares issuable upon conversion of deferred stock units awarded under the ARAMARK 2001 Stock Unit Retirement Plan. Awards issued under this plan are permitted by, and shares issuable upon conversion of the deferred stock units will be issued under, the 2001 Equity Incentive Plan. The deferred stock units convert into class B common stock for no additional consideration. Therefore, these shares are not included in the calculation of the weighted average exercise price in column b. The Deferred Compensation Plan for Directors also includes deferred stock awards permitted by, and shares issuable under, the 2001 Equity Incentive Plan, but as of October 1, 2004 there were no deferred stock awards outstanding under the Deferred Compensation Plan for Directors. Finally, this number includes 215,427 shares issuable upon the conversion of restricted stock units issuable under the 2001 Equity Incentive Plan at a rate of one share for each restricted stock unit. The restricted stock units convert into class A common stock or class B common stock for no additional consideration. Therefore, these shares are not included in the calculation of weighted average exercise price in column b.
(3)	The 2001 Equity Incentive Plan provides that an additional 3% of our common stock outstanding as of the end of the prior calendar year becomes available under the Plan on each January 1 following the adoption of the Plan.

The equity compensation plan that was not approved by stockholders is described below.

ARAMARK Corporation 1996 Directors Stock Ownership Plan

The 1996 Directors Stock Ownership Plan (the “Directors Stock Plan”) provides for the granting of non-qualified stock options to ARAMARK’s non-employee directors. As of October 1, 2004, options to acquire 52,000 shares of Class A common stock were outstanding under the Directors Stock Plan. No new stock options could be granted under the Directors Stock Plan after December 13, 2001.

The board of directors administers the Directors Stock Plan and selected the non-employee directors to receive grants, the number of shares of common stock subject to such options, the exercise price for each stock option, the time period during which such options become exercisable, the term for each stock option grant, and such other terms and conditions that are consistent with the

Directors Stock Plan. The term for each stock option could not exceed 10 years from the date of grant and the exercise price for a stock option could not be less than the greater of (i) 100% of the fair market value of the shares of common stock subject to the option on the date of grant, or (ii) the par value of the shares subject to the option. At the time of exercise, the board of directors may determine, in its sole discretion, to provide that the director will receive cash, shares of common stock, or a combination of cash or shares equal in value to any excess of the fair market value of the shares of common stock over the exercise price of the option. If the director terminates service as a director for any reason, the option will automatically be adjusted and converted to an option to purchase shares of class B common stock. After termination of service, the director will have the shorter of 3 months or the remaining term of the option to exercise the vested portion of his option. The exercisability period is extended to 12 months if the director dies or becomes permanently disabled while the option is exercisable. The board of directors may amend the Directors Stock Plan at any time without stockholder approval, subject to NYSE limitations.

Certain Relationships and Related Transactions

Neubauer Registration Rights Agreement

In exchange for Mr. Neubauer’s agreement to relinquish the right under his employment agreement to the benefits of the provisions of the stockholders’ agreement as in effect prior to our public offering in December 2001, we entered into a registration rights agreement with Mr. Neubauer, the Neubauer Family Foundation and certain trusts of which Mr. Neubauer is the settlor. Under the registration rights agreement, we granted Mr. Neubauer and those related parties the right to require us, on three occasions, to register shares held by Mr. Neubauer and these related parties, as well as unlimited piggyback registration rights.

Other Transactions

Mr. Leonard’s son is employed by the Company and was paid a salary and bonus of approximately $100,000 in fiscal 2004.

We have a split dollar life insurance agreement with Mr. Neubauer. The agreement relates to life insurance policies owned by a trust created by Mr. Neubauer. Pursuant to the agreement, prior to 2003, we paid a substantial portion of the premiums on the policies, such amounts to be repaid from the proceeds of the policies upon their termination. At October 1, 2004, the amount of the premium repayment obligation was $2,497,692. We do not charge interest in each fiscal year on this amount. However, we have in the past captured at least some of the foregone interest because we reduced the amount of the interest that would otherwise accrue on Mr. Neubauer’s deferred compensation. We hold a security interest in the policies to secure the repayment of the premium amount paid by us. This arrangement terminates upon the termination of Mr. Neubauer’s employment (other than by reason of his retirement).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 13, 2004 (except as noted below) by (i) each person known to us to own beneficially more than five percent of either class of our common stock, (ii) our executive officers listed under “Executive Compensation—Summary of Cash and Certain Other Compensation,” (iii) each director and nominee for election as a director and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with SEC rules and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock purchase opportunities and stock options exercisable currently or within 60 days of December 13, 2004 are deemed outstanding and to be beneficially owned by the person holding such purchase opportunity or option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The class B common stock column, for each listed person or persons, includes the shares of class B common stock issuable upon the conversion of such person or persons’ class A common stock and stock options. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to such person’s name.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares(1)%		Shares(2)(3)%
Trustee for the RSP and the AUCA Plan(4)	18,926,596	27.1%	19,316,960	14.7%
FMR Corp.(5)	—	—	11,160,350	9.9%
American Century Companies, Inc.(6)	—	—	6,242,779	5.6%
Massachusetts Financial Services Company(7)	—	—	5,875,670	5.2%
Wachovia Corporation(8)	5,248,784	7.5%	5,248,784	4.5%
Joseph Neubauer(9)	25,469,019	36.1%	25,469,019	18.5%
Lawrence T. Babbio, Jr.	12,580	*	249,167	*
Patricia C. Barron	219,854	*		*
Robert J. Callander	421,608	*	421,608	*
Leonard S. Coleman, Jr.	114,580	*	114,580	*
Ronald R. Davenport	129,580	*	129,580	*
Thomas H. Kean	696,400	*	696,400	*
James E. Ksansnak(10)	2,456,177	3.5%	2,456,177	2.1%
James E. Preston(11)	722,580	1.0%	722,580	*
Ronald L. Sargent	8,747	*	11,747	*
Karl M. von der Heyden	42,580	*	102,580	*
William Leonard(12)	370,000	*	2,276,826	2.0%
L. Frederick Sutherland(13)	2,120,082	3.0%	2,240,082	2.0%
Bart J. Colli	386,654	*	386,654	*
Timothy P. Cost	50,625	*	50,625	*
Lynn B. McKee	138,444	*	138,444	*
All current directors and executive officers as a group (21 persons)	33,549,251	46.8%	34,033,731	23.3%

(1)

Applicable percentage of ownership is based on 69,847,180 shares of class A common stock outstanding on December 13, 2004. The numbers in this column include shares that are subject to stock purchase opportunities or stock options exercisable currently, or within 60 days of December 13, 2004, as follows: Mr. Babbio 12,580 shares, Ms. Barron 12,580 shares, Mr. Callander 12,580 shares, Mr. Coleman 64,580 shares, Mr. Davenport 12,580 shares, Mr. Kean 12,580 shares, Mr. Ksansnak 12,580 shares, Mr. Preston 12,580 shares, Mr. Sargent 8,747 shares, Mr. von der Heyden 42,580 shares, Mr. Leonard 370,000 shares, Mr. Sutherland 64,582 shares, Mr. Colli 280,582 shares, Mr. Cost 48,750 shares, Ms. McKee 36,832 shares and all current directors and executive officers as a group 1,748,765 shares. The numbers in this column also include shares that are deliverable within 60 days pursuant to grants of restricted stock units as follows: Mr. Sutherland, 1,875 shares, Mr. Colli 1,875 shares, Mr. Cost 1,875 shares, Ms. McKee 1,625 and all current directors and officers as a group, 14,925 shares. The numbers in this column also include shares representing, for each of the following individuals, his or her portion of the class A common stock held in the Company Composite Fund of the ARAMARK Retirement Savings Plan for Salaried Employees or the ARAMARK Uniform and Career Apparel Group Retirement Savings Plan for which the individual exercises voting power as follows: Mr. Sutherland, 52,131 shares, Ms. McKee, 19,093 shares and all current directors and executive officers as a group, 205,154 shares.

(2)	For institutional investors, we have based the disclosure in this table on Schedules 13D and 13G filed with the SEC and received prior to the mailing date of this proxy statement. Amendments to Schedule 13G are required to be filed 45 days after the end of the calendar year. As a result, given our October fiscal year end, there may have occurred changes in the share holdings, as well as the list of the 5% holders, enumerated in this table which have not yet been reported in a Schedule 13G filing.
(3)	Applicable percentage of ownership is based on 112,215,517 shares of class B common stock outstanding on December 13, 2004. For each listed person or persons, we have included the shares of class B common stock issuable upon the conversion of class A common stock for purposes of computing such person’s percentage ownership of class B common stock, but such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. We have also included shares of class A common stock issuable upon the exercise of stock purchase opportunities or stock options exercisable currently or within 60 days of December 13, 2004.
(4)	As reflected in the records of the Company’s transfer agent, as well as the Company’s own records, as of December 13, 2004, U.S. Trust holds 18,926,596 shares of class A common stock and 19,316,960 shares of class B common stock. The number of shares of class B common stock shown on the table includes 18,926,596 shares currently issuable upon conversion of an equal number of shares of class A common stock. According to Amendment No. 2 to Schedule 13G filed on February 17, 2004 by U.S. Trust Corporation, a holding company, and United States Trust Company of New York, a bank. U.S. Trust Corporation has shared voting and dispositive power with respect to all of the shares it holds. United States Trust Company is the independent trustee of the Company stock fund portion of the ARAMARK Retirement Savings Plan for Salaried Employees and the ARAMARK Uniform and Career Apparel Group Retirement Savings Plan. U.S. Trust Corporation’s address is 14 West 47th Street, New York, NY 10036. Effective at the 2005 Annual Meeting, the vote is passed through by U.S. Trust Corporation to the participant in the relevant plan.
(5)	As reflected in Amendment No. 3 to Schedule 13G filed on February 17, 2004 by FMR Corp., a parent holding company (“FMR”), and Edward C. Johnson, III and Abigail P. Johnson (together, the “Johnsons”), each, an individual. According to FMR, it has sole voting power with respect to 673,670 shares and sole dispositive power with respect to all such shares. According to the Johnsons, each has sole dispositive power with respect to all such shares. Various persons have the right to receive or the power to direct the receipt of the dividends from, or the proceeds from the sale of, the shares. Fidelity Management and Research Co, an investment advisor and wholly-owned subsidiary of FMR, is the beneficial owner of 10,491,280 shares as a result of acting as investment advisor to various investment companies. The interest of Fidelity Management Trust Company, a bank and investment manager of institutional accounts, amounted to 664,910. In addition, Strategic Advisors, Inc., an investment advisor and wholly-owned subsidiary of FMR, beneficially owns 4,610 of the shares. The principal address of FMR Corp is 82 Devonshire Street, Boston, Massachusetts 02109.
(6)	As reflected in Schedule 13G filed on February 20, 2004 by American Century Companies, Inc., a parent holding company (“ACC”), American Century Investment Management, Inc., an investment advisor (“ACIM”) and American Century Mutual Funds, Inc., an investment company (“ACMF”). According to ACC and ACIM, each has sole voting and dispositive power with respect to all of such shares. According to ACMF, it has sole voting and dispositive power with respect to 6,242,379 shares. The principal address of ACC, ACIM and ACMF is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.
(7)	As reflected in Amendment No. 1 Schedule 13G filed on February 11, 2004 by the Massachusetts Financial Services Company (“MFSC”), an investment advisor. According to MFSC, it has sole voting power with respect to 5,161,151 shares and sole dispositive power with respect to all such shares listed in the table. The principal address of MFSC is 500 Boylston Street, Boston, Massachusetts 02116.
(8)

As reflected in Schedule 13G filed on February 12, 2003 by Wachovia Corporation, a parent holding company (“Wachovia”). According to Wachovia, it has sole voting power with respect to all such shares, sole dispositive power with respect to 4,545,532 shares and shared dispositive power with respect to 655,852 shares. Wachovia Bank, N.A. and Delaware Trust Capital, each a bank, hold the securities in a fiduciary capacity for their respective customers. 4,728,984 of such shares are held by trusts for the benefit of family members of Joseph Neubauer, for which Wachovia Corporation serves as trustee. The principal address of Wachovia Corporation is One Wachovia Center, Charlotte, North Carolina 28288-0137.

(9)	The address of Mr. Neubauer is ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, PA 19107. The number of shares of class A common stock shown on the table includes 21,788,560 shares held directly by Mr. Neubauer, 2,839,469 shares held by The Neubauer Family Foundation (the “Foundation”), over which Mr. Neubauer has majority voting control, and 720,000 shares issuable currently or within 60 days upon exercise of outstanding stock options. The number of class A common stock also include 120,990 shares, which represents Mr. Neubauer’s portion of the class A common stock held in the Company Composite Fund of the ARAMARK Retirement Savings Plan for Salaried Employees for which he exercises voting power. This number of shares does not include shares held by certain grantor retained annuity trusts for the residual benefit of certain family members of Mr. Neubauer, with respect to which Mr. Neubauer has no voting or dispositive power and disclaims beneficial ownership.
(10)	The number of shares of class A common stock shown on the table includes 710,114 shares held by the Echo Jupiter Limited Partnership, of which Mr. Ksansnak is the general partner, 90,556 shares held by the James E. Ksansnak Charitable Remainder Unitrust and 1,642,927 shares held by the James E. Ksansnak Irrevocable Trust dated 12/20/2000, which Mr. Ksansnak controls.
(11)	Includes 353,600 shares held by Preston Associates Limited Partnership over which Mr. Preston has voting and dispositive power.
(12)	Mr. Leonard resigned from the Company on September 21, 2004, but served as our chief executive officer from January 1, 2004 to September 21, 2004.
(13)	Includes 728,000 shares of class A common stock held by two family partnerships for which Mr. Sutherland serves as a general partner. Also includes 120,000 shares of class B common stock held by the Chatham Foundation over which Mr. Sutherland has voting and dispositive power.

*	Less than 1%.

Performance Graph

The following graph compares the cumulative return of our class B common stock (measured by the price reported on the New York Stock Exchange consolidated tape) to Standard & Poor’s 500 Stock Index and the Dow Jones Consumer Non-Cyclical Index during the same periods. The graph assumes the investment of $100 in our class B common stock, Standard & Poor’s 500 Stock Index and the Dow Jones Consumer Non-Cyclical Index on December 11, 2001, the date our class B common stock was first traded on the New York Stock Exchange. Dividend reinvestment has been assumed.

Data points for the graph set forth above

Period Ended	ARAMARK	S&P 500	Dow Jones Consumer Non-Cyclical
December 11, 2001	100.00	100.00	100.00
December 31, 2001	105.91	101.07	102.92
March 29, 2002	103.94	101.35	112.00
June 28, 2002	98.43	87.85	107.92
September 27, 2002	86.02	73.90	97.16
December 27, 2002	90.79	78.49	98.04
March 28, 2003	90.75	77.79	93.99
June 27, 2003	87.28	88.06	106.08
October 3, 2003	100.98	93.17	109.85
January 2, 2004	104.45	100.52	118.93
April 2, 2004	108.87	103.85	127.30
July 2, 2004	113.23	102.81	129.24
October 1, 2004	96.61	103.76	121.78

Report of Audit and Corporate Practices Committee

The Audit Committee of our board of directors is composed of six directors, each of whom is an independent director under the New York Stock Exchange Rules and satisfies the additional independence criteria applicable to audit committee members. In addition, our board of directors has determined that each of Robert J. Callander and Karl M. von der Heyden is an audit committee financial expert as defined by the rules under the Securities Exchange Act of 1934. The Audit Committee charter is available on the Investor Relations section of the ARAMARK website at www.aramark.com.

In the performance of its oversight function and in accordance with its responsibilities under its charter, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements as of and for the fiscal year ended October 1, 2004.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, has considered whether the provision of audit-related services, tax services and other non-audit services by the independent auditors to ARAMARK is compatible with maintaining the auditor’s independence, and has discussed with the auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2004.

Members of the Audit and Corporate Practices Committee:

Karl M. von der Heyden, Chairman	Leonard S. Coleman, Jr.
Patricia C. Barron	Ronald R. Davenport
Robert J. Callander	Ronald L. Sargent

PROPOSAL NO. 2—RATIFICATION OF ACCOUNTANTS

The Audit Committee has selected KPMG LLP (“KPMG”) to audit the accounts of the Company for the fiscal year ending September 30, 2005. Although action by the stockholders on this matter is not required, the Audit Committee believes it is appropriate to seek stockholder ratification of this selection to provide a forum for stockholders to express their views with regard to the Audit Committee’s selection. If the stockholders do not ratify the appointment of KPMG, the selection of independent public accountants may be reconsidered by the Audit Committee. The Company has been advised that representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

The board of directors recommends a vote “FOR” the ratification of accountants.

Relationship with Independent Public Accountants

Set forth below is information relating to the aggregate fees billed by KPMG for professional services rendered for each of the last two fiscal years.

Audit Fees

The aggregate fees billed by KPMG for each of fiscal 2003 and fiscal 2004 for professional services rendered for the audit of our consolidated financial statements, and for the reviews of the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years, or for services normally provided by our independent public accountant in connection with statutory or regulatory filings or engagements for those fiscal years were $2,272,692 and $2,286,512, respectively.

Audit-Related Fees

The aggregate fees billed by KPMG in each of fiscal 2003 and fiscal 2004 for assurance and related services that were reasonably related to performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees” above were $1,003,000 and $1,157,664, respectively. These services consisted of compliance and employee benefit plan audits, reviews of registration statements, accounting consultation and other services.

Tax Fees

The aggregate fees billed by KPMG LLP in each of fiscal 2003 and fiscal 2004 for professional services rendered for tax compliance, tax advice and tax planning were $131,870 and $394,000, respectively. These services consisted primarily of international compliance assistance (for 2004, $55,000) and tax planning advice.

All Other Fees

No fees were billed by KPMG in fiscal 2003 and fiscal 2004 for products and services provided, other than the services noted above.

Pre-approval of services

The Audit Committee annually reviews and pre-approves the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee has also adopted a Pre-Approval Policy that contains a list of pre-approved services, which the Audit Committee may revise from time to time, based on subsequent determinations. The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee, or in his absence or unavailability, to another specified member of the Audit Committee. The chairman of the Audit Committee or such specified member will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of our audit-related fees and tax fees were pre-approved by the Audit Committee or the chairman of the Committee.

Financial Statements

A copy of our 2004 Annual Report is being delivered to stockholders with this Proxy Statement. Stockholders are referred to the Annual Report for financial and other information about us.

Advance Notice Procedures

In accordance with our by-laws, notice relating to nominations for director or proposed business to be considered at the 2006 annual meeting of stockholders must be given no earlier than October 15, 2005 nor later than November 14, 2005. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement. Stockholders may request a copy of the by-law provisions discussed above from the Secretary, ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107.

Stockholder Proposals

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. Any proposal that an eligible stockholder desires to have presented at the 2006 annual meeting of stockholders concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting will be included in our proxy statement and related proxy card if we receive it no later than September 1, 2005.

Householding

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure is referred to as householding. We have instituted householding with respect to our stockholders of record. Accordingly, a single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once a stockholder has received notice from the Company that the Company will be householding communications to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If at any time a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify the Company’s transfer agent, Mellon Investor Services, at the address or phone number set forth below. Any stockholder can receive a copy of the Company’s proxy statement and annual report by contacting the ARAMARK Shareholder Services Group at Mellon Investor Services, 85 Challenger Road, Ridgefield Park, NJ 07660 or by calling Mellon Investor Services at: 800-803-6180.

Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact the Company’s transfer agent, Mellon Investor Services.

ARAMARK CORPORATION

PROXY CARD

SOLICITED BY THE BOARD OF DIRECTORS

Joseph Neubauer, Bart J. Colli and Harold B. Dichter (each with power of substitution) are hereby authorized to vote all the shares which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of ARAMARK Corporation (the “Company”) to be held on February 8, 2005 and at any adjournments or postponements.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AT THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

see other side

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call toll free 1-800-435-6710 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. Outside the United States you may fax your signed proxy card to 201-296-4956. You must fax both the front and back of the card.

or

2. Vote by Internet at our Internet Address: http://www.eproxy.com/rmk

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

Please mark your votes as indicated in this example

1. Election of Directors

FOR all nominees listed below (except as marked to the contrary) WITHHOLD AUTHORITY to vote for all nominees listed below

2. Proposal to ratify the appointment of KPMG LLP as independent public accountants for fiscal 2005.

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

FOR AGAINST ABSTAIN

Nominees:

01 Leonard S. Coleman, Jr., 02 Thomas H. Kean, 03 James E. Ksansnak, 04 James E. Preston

(To withhold authority to vote FOR write name(s) on line: )

Signature Signature Date

Please sign exactly as name appears. If shares are held as joint tenants, both joint tenants should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others signing in a representative capacity should indicate the capacity in which they are signing.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day for Common Stockholders.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/rmk

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone

1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

If you wish to vote all of your 401(k) Plan shares in the same manner as shares held outside the Plans, you do NOT need to complete the section below. Simply mark your voting instructions on the front of this card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTORS AND FOR THE APPROVAL OF THE INDEPENDENT PUBLIC ACCOUNTANTS

1. Election of Directors

FOR all nominees listed below (except as marked to the contrary)

WITHHOLD AUTHORITY to vote for all nominees listed below

2. Proposal to ratify the appointment of KPMG LLP as independent public accountants for fiscal 2005.

FOR AGAINST ABSTAIN

Nominees:

01 Leonard S. Coleman, Jr., 02 Thomas H. Kean, 03 James E. Ksansnak, 04 James E. Preston

(To withhold authority to vote FOR write name(s) on line:

)

FOLD AND DETACH HERE

Proxy/Voting Instruction Card Solicited by the Board of Directors for the Annual Meeting of Stockholders on February 8, 2005

401(k) Plans Voting Instructions

When casting your vote, you are directing the trustee of the ARAMARK Retirement Savings Plan for Salaried Employees and ARAMARK Uniform and Career Apparel Group Retirement Savings Plan to vote the ARAMARK shares credited to your account(s) under the Plan in accordance with your instructions, and in accordance with the judgement of the trustee upon other business as may properly come before the meeting and any adjournments or postponements thereof. When you vote these shares, you should consider your long-term best interests as a Plan participant.

In addition, you are also directing the trustees to vote shares held in the Plans that have not been voted by other participants and shares that have not yet been credited to participants’ accounts.

When you direct the vote of these shares, you have a special responsibility to consider the long-term best interests of other participants.

Unless you check the box on the reverse side, voting on the front of this proxy/card will be deemed an instruction to the trustee to apply the same vote to:

a) Shares credited to your accounts under ARAMARK Retirement Savings Plan for Salaried Employees and ARAMARK Uniform and Career Apparel Group Retirement Savings Plan.

b) Shares not voted or shares that have not yet been credited to Plan participants’ accounts, if applicable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of Directors

Please mark your votes as indicated in this example

FOR all nominees listed below (except as marked to the contrary) WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:

01 Leonard S. Coleman, Jr., 02 Thomas H. Kean, 03 James E. Ksansnak, 04 James E. Preston

(To withhold authority to vote FOR write name(s) on line: )

2. Proposal to ratify the appointment of KPMG LLP as independent public accountants for fiscal 2005.

FOR AGAINST ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

MARK THIS BOX IF YOU WANT TO VOTE YOUR 401(K) PLAN SHARES DIFFERENTLY ON THE REVERSE SIDE

Joseph Neubauer, Bart J. Colli and Harold B. Dichter (each with power of substitution) are hereby authorized to vote all the shares which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of ARAMARK Corporation (the “Company”) to be held on February 8, 2005 and at any adjournments or postponements.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR PROPOSALS

1 AND 2 AND AT THE DISCRETION OF THE TRUSTEE OR

PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Signature Signature Date

Please sign exactly as name appears. If shares are held as joint tenants, both joint tenants should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others signing in a representative capacity should indicate the capacity in which they are signing.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day for Common Stockholders.

Internet and telephone voting is available through 11:59 PM Eastern Time February 1, 2005 for 401(k) Plan Participants.

Your Internet or telephone vote authorizes the named proxies or the trustee, as applicable, to vote your shares in the same manner as if you marked, signed and returned your proxy/voting instruction card.

Internet http://www.eproxy.com/rmk

Use the Internet to vote your proxy. Have your proxy/voting instruction card in hand when you access the web site.

OR

Telephone 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy/voting instruction card in hand when you call.

OR

Mail

Mark, sign and date your proxy/voting instruction card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy/voting instruction card.